Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of Forms 3 and 4 that were furnished to Ironwood Multi-Strategy Fund LLC (the “Fund”) for the most recent fiscal year, the Fund believes that the following Section 16(a) transactions were not reported on a timely basis for directors and officers of the Fund and certain persons affiliated with the Fund:

Name	Role	Late Filing

1. Alison Sanger	Fund Chief Compliance Officer	Form 3 (no holdings)

2. Laurie Chatoff	Fund Secretary	Form 3 (no holdings)

3. Martha Boero	Fund Treasurer	Form 3 (no holdings)

4. M. Kelley Price	Fund Director	Form 3 (no holdings)

5. Richard Meadows	Fund Director	Form 3 (no holdings)

6. David Sung	Fund Director	Form 3 (no holdings)

7. Frederick Gans	Investment Adviser Director	Form 3 (no holdings)

8. Shelby Gans	Investment Adviser Director	Form 3 (no holdings)

9. Benjamin Zack	Investment Adviser Officer	Form 3 (no holdings)

10. Simon Hong	Investment Adviser Officer	Form 3 (no holdings)

11. William Phillips	Investment Adviser Officer	Form 3 (no holdings)

The Fund is not aware of any additional Section 16(a) transactions.